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                                                               EXHIBIT 11
LONE STAR INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
Computation of Earnings Per Common Share (Unaudited)
(In Thousands Except Per Share Amounts)

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                                   Successor
                                    Company                  Predecessor Company

                                 For the Three For the Three For the Three   For the Six
                                  Months Ended  Months Ended  Months Ended   Months Ended
                                    June 30,     March 31,      June 30,       June 30,
                                      1994          1994          1993           1993

PER SHARE OF COMMON STOCK - PRIMARY

Income(loss) before cumulative ef       $7,914      ($23,118)     ($28,287)      ($41,862)
  Less:  Provisions for preferred            0         1,278         1,278          2,556
Income(loss) before cumulative ef        7,914       (24,396)      (29,565)       (44,418)
  Cumulative effect of change in             -             -             -           (782)
  Net interest expense reduction           670             -             -              -
Net income(loss) applicable to co       $8,584      ($24,396)     ($29,565)      ($45,200)

Weighted average shares outstandi       12,000      n/m           n/m            n/m
  Options and warrants in excess         1,774             -             -              -
Net weighted average shares outst       13,774      n/m           n/m      (     n/m      (2)
Income(loss) per common share:
  Income(loss) before cumulative         $0.62      n/m           n/m            n/m
  Cumulative effect of change in             -             -             -              -
  Net income(loss)                       $0.62      n/m           n/m      (     n/m      (2)

PER SHARE OF COMMON STOCK ASSUMING FULL DILUTION

Income(loss) before cumulative ef       $7,914      ($23,118)     ($28,287)      ($41,862)
  Plus: Net interest expense redu          670             -             -              -
  Less:  Provisions for preferred            -             -             -              -
Income(loss) before cumulative ef        8,584       (23,118)      (28,287)       (41,862)
  Cumulative effect of change in             -             -             -           (782)
Net income(loss)                        $8,584      ($23,118)     ($28,287)      ($42,644)


Common shares outstanding at begi       12,000      n/m           n/m            n/m
Conversion of $13.50 preferred shares outstanding
  at beginning of period                     -      n/m           n/m            n/m
Conversion of $4.50 preferred shares outstanding
  at beginning of period                     -      n/m           n/m            n/m
Options and warrants in excess of        1,774             -             -              -

Fully diluted shares outstanding        13,774      n/m           n/m      (     n/m      (2)

Income(loss) per common share assuming full dilution
  Income(loss) before cumulative         $0.62      n/m           n/m            n/m
  Cumulative effect of changes in            -             -             -              -
  Net income(loss)                       $0.62      n/m           n/m      (     n/m      (2)






(1) Due to the fact that the company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, primary and fully diluted earnings per share has been calculated using the modified treasury stock method for the three months ended
     June 30, 1994.

(2) Earnings per share are not meaningful due to reorganization and revaluation entries and the issuance of 12 million shares of new common stock.


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